                                                                      EXHIBIT 12

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                      For the years ended February 28,
                                                                                     except for 1996 which is February 29
                                                  Six months ended       ---------------------------------------------------------
                                                   August 31, 1999           1999          1998             1997           1996
                                                  --------------------   ------------    ------------   ----------      ----------
EARNINGS
Income before income taxes, minority interests
      and extraordinary charge                          $ (12,711)         $(42,612)      $ (9,452)      $  1,076       $ 32,122
Less:  Income from equity investments                      (1,853)           (6,863)        (2,698)        (4,909)        (2,647)
Distributions from equity investments                        --              12,440          4,691          5,701          1,332
Fixed charges                                              13,616            26,584         21,346         17,992         17,853
Less:  Capitalized Interest                                  --                (516)        (1,089)          (860)          --
                                                        ---------          --------       --------       --------       --------
      Earnings                                          $    (948)         $(10,967)      $ 12,798       $ 19,000       $ 48,660
                                                        =========          ========       ========       ========       ========

FIXED CHARGES
Interest expense                                        $  13,056          $ 23,204       $ 17,510       $ 14,881       $ 15,973
Capitalized interest                                         --                 516          1,089            860           --
Interest portion of rental expense *                          560             2,864          2,747          2,251          1,880
                                                        =========          ========       ========       ========       ========
      Fixed charges                                     $  13,616          $ 26,584       $ 21,346       $ 17,992       $ 17,853
                                                        =========          ========       ========       ========       ========

                                                        =========          ========       ========       ========       ========

RATIO OF EARNINGS TO FIXED CHARGES                            --- x             --- x          --- x         1.06 x         2.73 x
                                                        =========          ========       ========       ========       ========


(1) For the year ended February 28, 1998, earnings are inadequate to cover fixed charges by approximately $8.5 million.
(2) For the year ended February 28, 1999, earnings are inadequate to cover fixed charges by approximately $37.6 million.
(3) For the six months ended August 31, 1999, earnings are inadequate to cover fixed charges by approximately $14.6 million.